Exhibit 99.1

Contact: Andre Scholz

Phone: 1-212-239-8210	FOR IMMEDIATE RELEASE

E-mail: ascholz@kiwiboxinc.com

KIWIBOX.COM RELEASES IPHONE AND IPAD APPLICATION; KWICK! RANKS AMONG TOP FIVE GERMAN DATING APPLICATIONS

(July 20th, 2012) New York, NY – The Kiwibox network proudly announces the release of its latest iPhone and iPad application, complete with new updates. The network is also proud to announce German social network KWICK! has been named one of Germany’s top five mobile dating applications.

Specifically, the latest version of the iPhone and iPad application features support multilingual users (expanding from the current support for both English and German language offered), push notification messaging via the application and ipad support including the application’s new blog feature. Multilingual support will allow users from across the globe to interact with one another in their language of choice, and when combining this with other new added features to the mobile app, users will be able to continue the fullness of the browser based Kiwibox on their mobile phone.

KWICK!’s ascension to a stop five status in the mobile dating category should come as little surprise, as the social network’s application is amongst Germany’s highest rated applications. According to recent statistics, 122 million people globally log into dating sites each month, with 15 million of those who log in via mobile devices. Likewise, the total number of mobile dating applications has tripled over the past several years. Specifically, up to 15% of daily log ins on German mobile applications are for the purpose of dating, with time spent on these apps more than doubling year over year. Maintaining a top five position in this market further shows how KWICK! has supplanted itself as one of Germany’s top social networks overall.

Following the trend of mobile usage, kiwibox.com is happy to announce 25% growth in user activity and an 80% rise in user registrations over the past three months. Additionally, viewership on Kiwibox’s KiwiLIVE has grown 32% week over week with the inclusion of live feeds during Kiwibox parties at premiere New York nightlife venues.

--

About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In August 2007, the company was bought by Magnitude Information Systems, Inc., a publicly listed company. In 2008, the company launched a new version, Kiwibox 2.0 and in October 2009 the company launched Kiwibox 3.0, shifting its audience focus from teenagers to young adults. On December 31, 2009, Kiwibox Media Inc. merged with Magnitude Information Systems and changed its name to Kiwibox.com, Inc., the New York-based social network. In the first quarter of 2011, Kiwibox.com acquired Pixunity.de, Half a year later Kiwibox.com successfully released an English-Version for the US-market, www.pixunity.com. On September 31st, 2011 Kiwibox.com acquired the German social network community Kwick!, and finalized the acquisition in May 2012. KWICK!'s functionality mirrors that of Kiwibox,com, and maintains an activity rate of more than 2 billion page impressions a month. In the 2nd Quarter 2012 Kiwibox.com announced the Spanish versions of its social network platforms kiwibox.com, Kwick and its photoblog community pixunity . Kiwibox common shares are listed on the over-the-counter, Bulletin Board market under the symbol KIWB